[INNOVO GROUP LETTERHEAD]

FOR IMMEDIATE RELEASE

Innovo Group Announces Change to Board of Directors

LOS ANGELES, July 24, 2007 — Innovo Group Inc. (NASDAQ: INNO) today announced that Jay Furrow has resigned from the Company’s board of directors. Mr. Furrow’s resignation is not the result of a disagreement with management.

Marc Crossman, President and Chief Executive Officer, commented, “On behalf of the entire Board, I would like to personally thank Jay for his many years of service and dedication to the Company. Jay’s tenure as a member of the Board dates back to 1999 and his imprint on the Company’s development from a small craft and accessory company to an international branded apparel company will remain with us. We wish him all the best in his future endeavors.”

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc. is a sales and marketing organization designing and selling apparel products to the retail and premium markets. The Company’s apparel products consist of men’s and women’s denim and denim-related apparel products, including, women’s high-end denim jeans and knit shirts featuring the Joe’s Jeans™ brand. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions. Forward-looking statements in this press release include, without limitation, our expected growth for the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability and growth, our ability to strengthen our balance sheet, our expectations for our Joe’s® and Joe’s Jeans™ brands in the marketplace and our belief in our business growth strategy. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the growth of the Joe’s Jeans™ brand, uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives, including the effect or outcome of equity financings; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s Joe’s® and Joe’s Jeans™ brands; successful implementation of its strategic plan and growth objectives; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Investor Relations Contact:
Integrated Corporate Relations
Investors: Brendon Frey
Media: James Palczynski
203-682-8200

Company Contact:
Innovo Group Inc.
Dustin Huffine
323-837-3700